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                                                                     EXHIBIT 8.1

                     [LETTERHEAD OF VINSON & ELKINS L.L.P.]

                                OCTOBER 16, 1997

Cyrix Corporation
2703 North Central Expressway
Richardson, Texas 75080

Gentlemen:

     You have requested our opinion with respect to certain federal income tax consequences of the planned merger (the "Merger") of Nova Acquisition Corp. ("Sub"), a wholly owned subsidiary of National Semiconductor Corporation ("NSC"), with and into Cyrix Corporation ("Cyrix") pursuant to an Agreement and Plan of Merger dated as of July 28, 1997 (the "Merger Agreement"). Defined terms used in the Merger Agreement have the same meaning when used herein, unless otherwise defined herein.

     In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, and representations contained in
(i) the Merger Agreement (including all disclosure schedules thereto), (ii) the Joint Proxy Statement/Prospectus of NSC and Cyrix (the "Proxy Statement") (which was included in the Registration Statement on Form S-4 filed by NSC and Cyrix with the Securities and Exchange Commission (the "Registration Statement")), and
(iii) the officers' certificates dated October 15, 1997 which were provided to us by NSC and Cyrix. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.

     We hereby confirm to you our opinion as set forth under the heading "THE MERGER -- Material Federal Income Tax Consequences" in the Registration Statement, subject to the limitations set forth therein.

     Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service (the "IRS"), and the IRS will not be precluded from adopting a contrary position.

     No opinion is expressed as to any matter not specifically addressed above, including, without limitation, the tax consequences of the Merger under any foreign, state, or local tax law. Moreover, tax consequences which are different from or in addition to those described herein may apply to holders of Cyrix Common Stock who are subject to special treatment under the U.S. federal income tax laws, such as persons who acquired their shares in compensatory transactions in exchange for services rendered.

     If the IRS successfully challenged the status of the Merger as a reorganization, a holder of Cyrix Common Stock would recognize gain or loss in an amount equal to the difference between the stockholder's tax basis in his or her shares and the fair market value, as of the Effective Time, of NSC Common Stock received in exchange therefor. In such event, the stockholder's tax basis in NSC Common Stock so received would be equal to its fair market value as of the Effective Time and the holding period for such stock would begin on the day after the Effective Time.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 filed by NSC under the Securities Act of 1933, as amended ("Securities Act"), and to the reference to our firm under the heading "THE MERGER -- Material Federal Income Tax Consequences" in the Proxy Statement that constitutes a part of the
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Registration Statement. By giving this consent we are not deeming ourselves experts within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                          /s/ VINSON & ELKINS L.L.P.

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                                          Vinson & Elkins L.L.P.